Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record Earnings for 2021

EMLENTON, Pa., January 28, 2022 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $10.0 million, or $3.63 per diluted common share, for the year ended December 31, 2021, an increase of $3.4 million, or 52.0%, from $6.6 million, or $2.41 per diluted common share, reported for the year ended December 31, 2020.  The increase in net income resulted primarily from increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are extremely pleased to announce record earnings for the year.  The Corporation has achieved solid earnings, balance sheet growth and strong credit quality while navigating through the ongoing pandemic, which has led to staffing challenges and industry-wide margin compression.  We benefitted greatly from the Small Business Administration's Paycheck Protection Program (PPP) through which we provided a total of $81.6 million of loans to local small businesses of which only $1.2 million remained outstanding at year end.  We remain focused on meeting our customers' needs and providing a competitive return to our shareholders."

2021 OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $3.4 million, or 52.0%, to $10.0 million, or $3.63 per diluted common share, for the year ended December 31, 2021, compared to net income of $6.6 million, or $2.41 per diluted common share for 2020.  The increase resulted primarily from increases in net interest income and noninterest income of $2.4 million and $227,000, respectively, and a $2.2 million decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes of $578,000 and $779,000, respectively.

Net interest income increased $2.4 million, or 8.2%, to $31.5 million for the year ended December 31, 2021 from $29.1 million for 2020. The increase in net interest income resulted from a decrease in interest expense of $2.9 million, or 36.4%, partially offset by a decrease in interest income of $566,000, or 1.5%.  The Corporation's cost of funds decreased 38 basis points to 0.53% for the year ended December 31, 2021, compared to 0.91% for 2020, resulting in a $3.1 million decrease in interest expense.  Additionally, interest expense decreased $248,000 as average borrowed funds decreased $10.1 million to $29.8 million for 2021, compared to $39.9 million for 2020.  These decreases were partially offset by a $408,000 increase in interest expense caused by a $40.4 million increase in average interest-bearing deposits to $713.9 million for the year ended December 31, 2021, compared to $673.4 million for 2020. The decrease in interest income resulted from a 20 basis point decrease in the yield on loans to 4.12% for the year ended December 31, 2021, compared to 4.32% for 2020, causing a $1.6 million decrease in interest income.  Without the PPP loans, the Corporation would have experienced a 42 basis point decrease in the yield on loans to 3.90% for 2021.  This decrease in yield was partially offset by a $7.3 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of PPP loans in 2020 and 2021, causing a $311,000 increase in interest income.  During 2021, the Corporation recognized $2.6 million of interest income related to the PPP loans, compared to $1.6 million in 2020. Additionally, average securities balances increased $57.4 million to $161.4 million for the year ended December 31, 2021, compared to $104.0 million for 2020, causing a $1.3 million increase in interest income.  This was partially offset by a 31 basis point decrease in the yield on securities to 2.22% for the year ended December 31, 2021 from 2.53% for 2020, causing a $346,000 decrease in interest income.

The provision for loan losses decreased $2.2 million, or 67.2%, to $1.1 million for the year ended December 31, 2021 from $3.2 million for the same period in 2020. The higher provision for loan losses recorded during 2020 was due to growth in the residential and consumer loan portfolios, the addition of a specific pandemic qualitative allowance factor, increased risk ratings for loans which were granted payment deferrals and an increase in criticized and classified loans.  Criticized and classified loans decreased $6.2 million during the year ended December 31, 2021 to $38.2 million, or 3.6%, of total assets from $44.4 million, or 4.3%, of total assets at December 31, 2020.

Noninterest income increased $227,000, or 5.2%, to $4.6 million for the year ended December 31, 2021, compared to $4.4 million for 2020 due to increases in other income, gains on the sale of loans and earnings on bank-owned life insurance of $549,000, $149,000 and $34,000, respectively, partially offset by decreases in gains on the sale of securities and fees and service charges of $442,000 and $63,000, respectively.  The increase in other income was primarily related to a non-recurring $337,000 write down in the value of a bank-owned property recognized during 2020 and an increase in interchange fee income in 2021 resulting from easing pandemic restrictions leading to an increase in consumer spending.  During 2021, the Corporation sold $14.2 million of residential mortgage loans to the Federal Home Loan Bank (FHLB) and realized a net gain of $390,000, compared to sales of $5.2 million and a net gain of $241,000 recognized during 2020. During 2021, the Corporation sold a total of $8.6 million of primarily low-yielding mortgage-backed securities and realized a net gain of $245,000.  The sale proceeds were utilized to repay $10.0 million in FHLB term advances.  During 2020, the Corporation sold a total of $43.9 million of low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $687,000.  The sale proceeds were utilized to repay $15.0 million in FHLB term advances and purchase higher yielding municipal and corporate securities.

Noninterest expense increased $578,000, or 2.6%, to $22.6 million for the year ended December 31, 2021, compared to $22.0 million for 2020. The increase was primarily attributable to increases in compensation and benefits expense, other noninterest expense, professional fees, FDIC insurance expense and intangible amortization expense of $192,000, $188,000, $176,000, $41,000 and $21,000, respectively partially offset by a $40,000 decrease in premises and equipment expense.

The provision for income taxes increased $779,000, or 54.3%, to $2.2 million for the year ended December 31, 2021 from $1.4 million for 2020 as a result of the increase in net income before provision for income taxes.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $215,000, or 9.1%, to $2.6 million, or $0.94 per diluted common share, for the three months ended December 31, 2021, compared to net income of $2.4 million, or $0.87 per diluted common share for same period in 2020.  The increase resulted from a $293,000 increase in noninterest income and decreases in the provision for loan losses and noninterest expense of $189,000 and $128,000, respectively, partially offset by a $287,000 decrease in net interest income and a $101,000 increase in the provision for income taxes.

Net interest income decreased $287,000, or 3.5%, to $7.9 million for the three months ended December 31, 2021 from $8.2 million for the same period in 2020. The decrease in net interest income resulted from a decrease in interest income of $936,000, or 9.4%, partially offset by a decrease in interest expense of $649,000, or 37.0%. The decrease in interest income resulted from a 41 basis point decrease in the yield on loans to 4.03% for the three months ended December 31, 2021, compared to 4.44% for 2020, causing a $817,000 decrease in interest income.  Additionally, a $40.4 million decrease in the average balance of loans outstanding caused a $436,000 decrease in interest income.  Without the PPP loans, the Corporation would have experienced a 54 basis point decrease in the yield on loans to 3.90% for the three months ended December 31, 2021.  During the fourth quarter of 2021, the Corporation recognized $309,000 of interest income related to the PPP loans, compared to $992,000 for the same period in 2020. Partially offsetting the decrease in interest income due to loan rates and volumes, average securities balances increased $80.9 million to $185.2 million for the three months ended December 31, 2021, compared to $104.2 million for the same period in 2020, causing a $442,000 increase in interest income.  This was partially offset by a 29 basis point decrease in the yield on securities to 2.13% for the three months ended December 31, 2021 from 2.42% for the same period in 2020, causing an $83,000 decrease in interest income.  The Corporation's cost of funds decreased 30 basis points to 0.46% for the three months ended December 31, 2021, compared to 0.76% for the same period in 2020, resulting in a $624,000 decrease in interest expense.

The provision for loan losses decreased $189,000, or 31.2%, to $416,000 for the three months ended December 31, 2021 from $605,000 for the same period in 2020. The higher provision for loan losses recorded during the fourth quarter of 2020 was due to risk rating changes for the Corporation's hospitality loans, which were granted additional payment deferrals as a result of the pandemic.

Noninterest income increased $293,000, or 35.8%, to $1.1 million for the three months ended December 31, 2021, compared to $819,000 for the same period in 2020 due to a $294,000 increase in other income, primarily related to a non-recurring $337,000 write down in the value of a bank-owned property during the fourth quarter of 2020.

Noninterest expense decreased $128,000, or 2.4%, to $5.3 million for the three months ended December 31, 2021, compared to $5.4 million for the same period in 2020. The decrease was primarily attributable to decreases in premises and equipment expense, compensation and benefits expense, FDIC insurance expense and professional fees of $86,000, $68,000, $56,000 and $12,000, respectively, partially offset by a $95,000 decrease in other noninterest expense.

The provision for income taxes increased $101,000, or 18.6%, to $643,000 for the three months ended December 31, 2021 from $542,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $27.2 million, or 2.6%, to $1.1 billion at December 31, 2021 from $1.0 billion at December 31, 2020.  The increase in assets was driven primarily by a $73.2 million increase in securities, partially offset by decreases in cash and equivalents and net loans receivable of $28.4 million and $20.3 million.  The decrease in net loans receivable was driven by a $29.2 million reduction in PPP loans to $1.2 million at December 31, 2021, from $30.4 million at December 31, 2020.  Liabilities increased $21.7 million, or 2.3%, to $962.5 million at December 31, 2021 from $940.8 million at December 31, 2020 due to a $24.9 million increase in customer deposits, partially offset by a $10.0 million reduction in borrowed funds.

Nonperforming assets decreased $1.1 million to $3.3 million, or 0.32% of total assets at December 31, 2021, compared to $4.4 million, or 0.43% of total assets at December 31, 2020.  Classified and criticized assets decreased $6.2 million to $38.2 million or 3.6% of total assets at December 31, 2021, compared to $44.4 million or 4.3% of total assets at December 31, 2020.  Classified and criticized assets remain elevated largely due to the impact of COVID-19 on the hospitality loan portfolio.  At December 31, 2021, the Corporation's hotel loan portfolio totaled $32.0 million, of which $30.0 million was rated classified or criticized.

The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Corporation addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans, which totaled $108.1 million.  At December 31, 2021, only one $3.9 million loan collateralized by an operating hotel remained on deferral, although $30.0 million of the Corporation's hotel loan portfolio was rated classified or criticized.  The Corporation continues to carefully monitor the loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $5.5 million, or 6.0%, to $97.0 million at December 31, 2021 from $91.5 million at December 31, 2020 primarily due to a $6.7 million increase in retained earnings as a result of $10.0 million of net income available to common stockholders, less $3.3 million of common dividends paid, partially offset by a $1.7 million decrease in accumulated other comprehensive income.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.2% of total assets.  Book value per common share was $33.91 at December 31, 2021, compared to $32.07 at December 31, 2020.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year
	ended December 31,		ended December 31,
	2021	2020	2021	2020

Interest income	$9,054	$9,990	$36,581	$37,147
Interest expense	1,105	1,754	5,124	8,062
Net interest income	7,949	8,236	31,457	29,085
Provision for loan losses	416	605	1,066	3,247
Noninterest income	1,112	819	4,590	4,363
Noninterest expense	5,314	5,442	22,596	22,018
Income before provision for income taxes	3,331	3,008	12,385	8,183
Provision for income taxes	643	542	2,214	1,435
Net income	2,688	2,466	10,171	6,748
Preferred stock dividends	102	95	196	186
Net income available to common stockholders	$2,586	$2,371	$9,975	$6,562

Basic earnings per common share	$0.95	$0.87	$3.66	$2.42
Diluted earnings per common share	$0.94	$0.87	$3.63	$2.41
Dividends per common share	$0.30	$0.30	$1.20	$1.20

Return on average assets (1)	1.00%	0.95%	0.95%	0.68%
Return on average equity (1)	11.21%	10.86%	10.90%	7.61%
Return on average common equity (1)	11.28%	10.95%	11.19%	7.76%
Yield on average interest-earning assets	3.61%	4.14%	3.66%	4.03%
Cost of average interest-bearing liabilities	0.60%	0.95%	0.69%	1.13%
Cost of funds	0.46%	0.76%	0.53%	0.91%
Net interest margin	3.17%	3.42%	3.15%	3.16%
Efficiency ratio	58.13%	59.66%	62.20%	66.32%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	12/31/2021	12/31/2020

Total assets	$1,059,508	$1,032,323
Cash and equivalents	9,080	37,439
Securities	186,275	113,056
Loans, net	780,479	800,413
Intangible assets	20,359	20,543
Deposits	918,496	893,627
Borrowed funds	22,050	32,050
Common stockholders' equity	92,753	87,274
Stockholders' equity	96,959	91,480

Book value per common share	$33.91	$32.07

Net loans to deposits	84.97%	89.57%
Allowance for loan losses to total loans	1.31%	1.18%
Nonperforming assets to total assets	0.32%	0.43%
Stockholders' equity to total assets	9.15%	8.86%
Shares of common stock outstanding	2,735,212	2,721,212